Exhibit 1

WESTPAC

GROUP

PILLAR 3

REPORT

JUNE

2013

Incorporating the requirements of

Australian Prudential Standard APS 330

PILLAR 3 REPORT

TABLE OF CONTENTS

EXECUTIVE SUMMARY	3
INTRODUCTION	4
Group Structure	5
CAPITAL OVERVIEW	7
Credit Risk Exposures	10
Securitisation	14
Appendix I – APS330 Quantitative requirements	16
Disclosure Regarding Forward-looking Statements	17

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

PILLAR 3 REPORT

EXECUTIVE SUMMARY

Summary

Westpac remains well capitalised with the Common Equity Tier 1 Ratio of 8.4% sitting within our preferred range of 8.0% to 8.5%.

The Common Equity Tier 1 Ratio at 30 June 2013 was lower than the 8.7% recorded for 31 March 2013 principally due to the impact of the ordinary and special dividends announced at the Group’s 2013 interim results. Together, the dividends reduced the Common Equity Tier 1 ratio by 97 basis points.  This decline was partially offset by organic capital generation and the benefit of improved asset quality.

Maturities of subordinated debt contributed approximately 36 basis points to the fall in Tier 2 Capital ratio over the quarter. The Group is to complete the issue of a new Tier 2 instrument, Westpac Subordinated Notes II in August.

	30 June	31 March
%	2013	2013
The Westpac Group at Level 2
Common Equity Tier 1	8.4	8.7
Additional Tier 1 capital	2.1	2.1
Tier 2 capital	1.3	1.7
Total regulatory capital ratio	11.8	12.5

Risk Weighted Assets (RWA) decreased modestly (down 0.3%) from March 2013 with higher credit RWA largely offset by a decline in non-credit RWA, with both market risk and interest rate risk in the banking book (IRRBB) lower.

The increase in credit RWA was mostly due to a rise in corporate exposures related to the decline in the Australian dollar combined with higher specialised lending and bank exposures. Sovereign exposures were also higher (although the impact on RWA was modest) principally due to increased levels of liquid assets.

The fall in IRRBB RWA reflects enhancements1 to our IRRBB regulatory capital model.

	30 June	31 March
Risk Weighted Assets ($m)	2013	2013
Credit risk	259,217	253,734
Market risk	9,476	10,555
Operational risk	26,969	26,761
Interest rate risk in the banking book	7,464	13,744
Other	3,959	3,182
Total	307,085	307,976

1  Enhancements to the model were approved by the Australian Prudential Regulation Authority (APRA).

PILLAR 3 REPORT

INTRODUCTION

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply the most advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach for operational risk.

In accordance with APS330 Capital Adequacy: Public Disclosure of Prudential Information, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report is Westpac’s disclosure for the three months ended 30 June 2013 under these prudential requirements.

The Structure of Westpac’s Pillar 3 Report as at 30 June 2013

This report describes Westpac’s risk management practices1 and presents the prudential assessment of Westpac’s capital adequacy as at 30 June 2013. The sections are arranged as follows:

▪  ‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

▪  ‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for the Westpac Group; and

▪  ‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures, including impaired and past due loans and loan impairment provisions.

1  Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac Group and this risk is not described in this report.

PILLAR 3 REPORT

GROUP STRUCTURE

Westpac seeks to ensure that it is adequately capitalised at all times, both on a stand-alone and Group basis. APRA applies a tiered approach to measuring Westpac’s capital adequacy by assessing financial strength at three levels:

▪       Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

▪       Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations; and

▪       Level 3, the conglomerate group at the widest level.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation1

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including special purpose entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. In assessing control, potential voting rights that are presently exercisable or convertible are taken into account.

Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

▪       insurance;

▪       acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

▪       non-financial (commercial) operations; or

▪       special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

1 Refer to Note 1 of Westpac’s 2012 Annual Report for further details.

PILLAR 3 REPORT

GROUP STRUCTURE

With the exception of securitisation special purpose entities, equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital.

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the Advanced Measurement Approach for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking and insurance entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory limits at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

1  Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

2  For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital management strategy

The Group’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

▪       the development of a capital management strategy, including preferred capital range, capital buffers and contingency plans;

▪       consideration of both economic and regulatory capital requirements;

▪       a process that challenges the capital measures, coverage and requirements which incorporates amongst other things, the impact of adverse economic scenarios; and

▪       consideration of the perspectives of external stakeholders including rating agencies and equity and debt investors.

Westpac’s capital adequacy ratios

	Basel III	Basel III	Basel 2.5
	30 June	31 March	30 June
%	2013	2013	2012
The Westpac Group at Level 2
Common Equity Tier 1	8.4	8.7	8.2
Additional Tier 1 capital	2.1	2.1	1.9
Tier 2 capital	1.3	1.7	0.6
Total regulatory capital ratio	11.8	12.5	10.7
The Westpac Group at Level 1
Common Equity Tier 1	8.5	8.8	8.1
Additional Tier 1 capital	2.3	2.2	2.0
Tier 2 capital	1.4	1.7	0.9
Total regulatory capital ratio	12.2	12.7	11.0

Westpac New Zealand Limited’s capital adequacy ratios

	Basel III	Basel III	Basel II
	30 June	31 March	30 June
%	2013	2013	2012
Westpac New Zealand Limited
Common Equity Tier 1	12.1	11.9	11.1
Additional Tier 1 capital	-	-	-
Tier 2 capital	-	1.1	2.5
Total regulatory capital ratio	12.1	13.0	13.6

PILLAR 3 REPORT

CAPITAL OVERVIEW

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. The Group’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

30 June 2013	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	64,235	887	65,122	5,210
Business lending	34,851	1,204	36,055	2,884
Sovereign	1,729	983	2,712	217
Bank	10,954	160	11,114	889
Residential mortgages	59,450	1,805	61,255	4,900
Australian credit cards	5,140	-	5,140	411
Other retail	9,494	1,237	10,731	859
Small business	6,359	-	6,359	509
Specialised lending	45,358	266	45,624	3,650
Securitisation	6,565	-	6,565	525
Mark-to-market related credit risk[3]	-	8,540	8,540	683
Total	244,135	15,082	259,217	20,737
Market risk			9,476	758
Operational risk			26,969	2,158
Interest rate risk in the banking book			7,464	597
Other assets[4]			3,959	317
Total			307,085	24,567

31 March 2013	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required
Credit risk
Corporate	62,340	877	63,217	5,058
Business lending	34,608	1,038	35,646	2,852
Sovereign	1,718	998	2,716	217
Bank	9,256	146	9,402	752
Residential mortgages	59,885	1,630	61,515	4,921
Australian credit cards	5,209	-	5,209	417
Other retail	9,196	1,346	10,542	843
Small business	6,714	-	6,714	537
Specialised lending	43,602	249	43,851	3,508
Securitisation	6,447	-	6,447	516
Mark-to-market related credit risk[3]	-	8,475	8,475	678
Total	238,975	14,759	253,734	20,299
Market risk			10,555	844
Operational risk			26,761	2,141
Interest rate risk in the banking book			13,744	1,099
Other assets[4]			3,182	255
Total			307,976	24,638

1 Capital requirements are expressed as 8% of total risk weighted assets.

2 Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3 Mark-to-market related credit risk was introduced from 1 January 2013 and is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4 Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3 REPORT

CAPITAL OVERVIEW

30 June 2012	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[1]	Weighted Assets	Required
Credit risk
Corporate	63,734	766	64,500	5,160
Business lending	39,529	987	40,516	3,241
Sovereign	1,535	942	2,477	198
Bank	6,083	171	6,254	500
Residential mortgages	58,257	1,769	60,026	4,802
Australian credit cards	5,358	-	5,358	429
Other retail	8,199	1,507	9,706	776
Small business	4,345	-	4,345	348
Specialised lending	42,903	255	43,158	3,453
Securitisation	5,239	-	5,239	419
Total	235,182	6,397	241,579	19,326
Equity risk			1,390	111
Market risk			18,037	1,443
Operational risk			23,081	1,847
Interest rate risk in the banking book			10,919	874
Other assets[2]			3,027	242
Total			298,033	23,843

1 Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

2 Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Summary credit risk disclosure

This table presents a summary of the prudential assessment of credit risk, impaired loans and actual losses by portfolio.

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2013	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	106,133	64,235	1,007	505	905	437	88
Business lending	50,673	34,851	989	486	940	419	142
Sovereign	37,633	1,729	4	4	-	-	-
Bank	38,337	10,954	18	13	4	5	-
Residential mortgages	410,001	59,450	851	691	358	114	93
Australian credit cards	19,231	5,140	277	212	98	65	211
Other retail	11,178	9,494	421	335	144	89	127
Small business	16,211	6,359	196	110	151	56	27
Specialised Lending	49,170	45,358	1,668	656	1,364	466	176
Securitisation	22,598	6,565	-	-	-	-	-
Standardised[2]	9,446	15,082	-	-	126	68	2
Total	770,611	259,217	5,431	3,012	4,090	1,719	866

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2013	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	100,492	62,340	1,054	510	890	419	70
Business lending	50,220	34,608	970	515	979	394	98
Sovereign	29,178	1,718	3	3	-	-	-
Bank	30,975	9,256	14	11	4	3	-
Residential mortgages	403,674	59,885	856	700	349	110	68
Australian credit cards	19,097	5,209	291	219	104	71	131
Other retail	10,790	9,196	409	324	136	88	75
Small business	16,806	6,714	243	123	77	46	20
Specialised Lending	47,114	43,602	1,777	642	1,621	522	83
Securitisation	21,665	6,447	-	-	-	-	-
Standardised[2]	9,119	14,759	-	-	110	59	1
Total	739,130	253,734	5,617	3,047	4,270	1,712	546

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 June 2012	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 9 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	100,783	63,734	1,147	553	954	381	62
Business lending	56,967	39,529	1,027	556	916	368	214
Sovereign	35,586	1,535	3	3	-	-	-
Bank	24,236	6,083	12	8	4	4	-
Residential mortgages	389,224	58,257	898	726	418	135	79
Australian credit cards	18,447	5,358	293	224	101	65	244
Other retail	10,049	8,199	352	267	116	84	130
Small business	10,402	4,345	107	75	47	27	46
Specialised lending	45,760	42,903	2,100	662	1,829	611	307
Securitisation	18,641	5,239	-	-	1	1	-
Standardised	9,260	6,397	-	-	107	58	20
Total	719,355	241,579	5,939	3,074	4,493	1,734	1,102

1 Includes regulatory expected losses for defaulted and non-defaulted exposures.

2 Includes mark-to-market related credit risk.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Exposure at Default by major type

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

30 June 2013	On balance		Off-balance sheet		Total Exposure	Average
$m	sheet	[1]	Non-market related	Market related	at Default	3 months ended[2]
Corporate	46,682		47,416	12,035	106,133	103,312
Business lending	39,451		11,222	-	50,673	50,447
Sovereign	33,189		3,135	1,309	37,633	33,406
Bank	17,067		3,279	17,991	38,337	34,656
Residential mortgages	352,392		57,609	-	410,001	406,837
Australian credit cards	9,668		9,563	-	19,231	19,164
Other retail	9,564		1,614	-	11,178	10,984
Small business	12,632		3,579	-	16,211	16,508
Specialised lending	40,492		8,678	-	49,170	48,142
Securitisation[5]	13,803		8,536	259	22,598	22,132
Standardised	8,368		1,078	-	9,446	9,282
Total	583,308		155,709	31,594	770,611	754,870

31 March 2013	On balance		Off-balance sheet		Total Exposure	Average
$m	sheet	[1]	Non-market related	Market related	at Default	6 months ended[3]
Corporate	46,324		43,844	10,324	100,492	101,225
Business lending	39,169		11,051	-	50,220	55,006
Sovereign	25,155		2,817	1,206	29,178	32,007
Bank	16,989		1,425	12,561	30,975	31,658
Residential mortgages	346,276		57,398	-	403,674	399,697
Australian credit cards	9,677		9,420	-	19,097	18,915
Other retail	9,230		1,560	-	10,790	10,513
Small business	13,043		3,763	-	16,806	12,252
Specialised lending	38,356		8,758	-	47,114	46,429
Securitisation[5]	13,124		8,190	351	21,665	21,495
Standardised	8,074		1,045	-	9,119	9,010
Total	565,417		149,271	24,442	739,130	738,208

30 June 2012	On balance		Off-balance sheet		Total Exposure	Average
$m	sheet	[1]	Non-market related	Market related	at Default	3 months ended[4]
Corporate	46,293		43,893	10,597	100,783	99,060
Business lending	45,969		10,998	-	56,967	56,859
Sovereign	31,352		3,044	1,190	35,586	34,519
Bank	7,649		1,846	14,741	24,236	23,087
Residential mortgages	335,524		53,700	-	389,224	387,260
Australian credit cards	9,806		8,641	-	18,447	18,246
Other retail	8,489		1,560	-	10,049	9,993
Small business	7,744		2,658	-	10,402	10,263
Specialised lending	38,386		7,359	15	45,760	45,446
Securitisation[5]	9,167		8,992	482	18,641	18,579
Standardised	8,366		894	-	9,260	9,125
Total	548,745		143,585	27,025	719,355	712,437

1  EAD associated with the on balance sheet outstanding of each portfolio.

2  Average is based on exposures as at 30 June 2013 and 31 March 2013.

3  Average is based on exposures as at 31 March 2013, 31 December 2012, and 30 September 2012.

4  Average is based on exposures as at 30 June 2012 and 31 March 2012.

5  The EAD associated with securitisations is for the banking book only.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All individually assessed provisions (IAP) raised under A-IFRS are classified as specific provisions. All collectively assessed provisions (CAP) raised under A-IFRS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to the provisions reported by Westpac under A-IFRS. For capital adequacy purposes the GRCL adjustment is deducted from common equity Tier 1 capital.

30 June 2013	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	1,502	217	1,719	NA	1,719
for defaulted but not impaired loans	NA	148	148	NA	148
General Reserve for Credit Loss	NA	2,298	2,298	76	2,374
Total provisions for impairment charges	1,502	2,663	4,165	76	4,241

31 March 2013	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	1,494	218	1,712	NA	1,712
for defaulted but not impaired loans	NA	145	145	NA	145
General Reserve for Credit Loss	NA	2,331	2,331	118	2,449
Total provisions for impairment charges	1,494	2,694	4,188	118	4,306

30 June 2012	A-IFRS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	1,529	205	1,734	NA	1,734
for defaulted but not impaired loans	NA	172	172	NA	172
General Reserve for Credit Loss	NA	2,467	2,467	158	2,625
Total provisions for impairment charges	1,529	2,844	4,373	158	4,531

1  The GRCL adjustment of $76m at 30 June 2013 ($118m at 31 March 2013 and $158m at 30 June 2012) is reported on a pre-tax basis.

PILLAR 3 REPORT

CREDIT RISK EXPOSURES

Impaired and past due loans by portfolio

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories.

			Specific		Actual
30 June 2013	Items past 90 days	Impaired	Provisions for	Specific Provisions	Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	9 months ended
Corporate	34	905	437	48%	88
Business lending	495	940	419	45%	142
Sovereign	-	-	-	-	-
Bank	-	4	5	107%	-
Residential mortgages	1,765	358	114	32%	93
Australian credit cards	-	98	65	67%	211
Other retail	-	144	89	62%	127
Small business	59	151	56	37%	27
Specialised lending	356	1,364	466	34%	176
Securitisation	-	-	-	-	-
Standardised	26	126	68	54%	2
Total	2,735	4,090	1,719	42%	866

			Specific		Actual
31 March 2013	Items past 90 days	Impaired	Provisions for	Specific Provisions	Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	6 months ended
Corporate	52	890	419	47%	70
Business lending	377	979	394	40%	98
Sovereign	-	-	-	-	-
Bank	-	4	3	86%	-
Residential mortgages	1,744	349	110	32%	68
Australian credit cards	-	104	71	68%	131
Other retail	-	136	88	65%	75
Small business	97	77	46	59%	20
Specialised lending	373	1,621	522	32%	83
Securitisation	-	-	-	-	-
Standardised	25	110	59	53%	1
Total	2,668	4,270	1,712	40%	546

			Specific		Actual
30 June 2012	Items past 90 days	Impaired	Provisions for	Specific Provisions	Losses for the
$m	but well secured	Loans	Impaired Loans	to Impaired Loans	9 months ended
Corporate	296	954	381	40%	62
Business lending	602	916	368	40%	214
Sovereign	-	-	-	-	-
Bank	-	4	4	93%	-
Residential mortgages	1,312	418	135	32%	79
Australian credit cards	-	101	65	64%	244
Other retail	-	116	84	72%	130
Small business	59	47	27	57%	46
Specialised lending	670	1,829	611	33%	307
Securitisation	-	1	1	100%	-
Standardised	50	107	58	54%	20
Total	2,989	4,493	1,734	39%	1,102

PILLAR 3 REPORT

SECURITISATION

Banking book summary of securitisation activity by asset type

	For the 3 mth period ended
30 June 2013	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	7,645	-
Credit cards	-	-
Auto and equipment finance	152	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	7,797	-

	For the 6 mth period ended
31 March 2013	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	7,503	-
Credit cards	-	-
Auto and equipment finance	1,145	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	8,648	-

Banking book summary of on and off-balance sheet securitisation by exposure type

30 June 2013	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	5,953	4,786	10,739
Liquidity facilities	33	-	4,353	4,386
Funding facilities	6,991	-	-	6,991
Underwriting facilities	18	-	205	223
Lending facilities	-	-	259	259
Warehouse facilities	-	-	-	-
Total	7,042	5,953	9,603	22,598

31 March 2013	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	5,679	4,504	10,183
Liquidity facilities	2	-	3,698	3,700
Funding facilities	7,178	-	-	7,178
Underwriting facilities	19	-	233	252
Lending facilities	-	-	352	352
Warehouse facilities	-	-	-	-
Total	7,199	5,679	8,787	21,665

PILLAR 3 REPORT

SECURITISATION

Trading book summary of on and off-balance sheet securitisation by exposure type1

30 June 2013	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	188	526	-	714
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis Swap	-	-	42	42
Other derivatives	-	-	255	255
Total	188	526	297	1,011

31 March 2013	On balance sheet		Off balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	215	528	-	743
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis Swap	-	-	44	44
Other derivatives	-	-	359	359
Total	215	528	403	1,146

1  EAD associated with Trading book securitisation is not included in EAD by Major Type on page 11. Trading book securitisation exposure is captured and risk weighted under APS116.

PILLAR 3 REPORT

APPENDIX I – APS330 QUANTITATIVE REQUIREMENTS

The following table cross-references the quantitative disclosure requirements outlined in Attachment C of APS330 to the quantitative disclosures made in this report.

APS330 Attachment C reference		Westpac disclosure	Page

Table 3: Capital Adequacy	(a) to (e) (f)	Capital requirements Westpac’s capital adequacy ratios Capital adequacy ratios of major subsidiary banks	8 7 7
Table 4: Credit Risk - general disclosures	(a) (b) (c)	Exposure at Default by major type Impaired and past due loans by portfolio General reserve for credit loss	11 13 12
Table 5: Securitisation exposures	(a)	Banking Book summary of securitisation activity by asset type	14
	(b)	Banking Book summary of on and off-balance sheet securitisation by exposure type	14
		Trading Book summary of on and off-balance sheet securitisation by exposure type	15

PILLAR 3 REPORT

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Pillar 3 Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

▪                  the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

▪                  the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

▪                  market volatility, including uncertain conditions in funding, equity and asset markets;

▪                  adverse asset, credit or capital market conditions;

▪                  changes to our credit ratings;

▪                  levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

▪                  market liquidity and investor confidence;

▪                  changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

▪                  the effects of competition in the geographic and business areas in which Westpac conducts its operations;

▪                  reliability and security of Westpac’s technology and risks associated with changes to technology systems;

▪                  the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

▪                  the effectiveness of our risk management policies, including our internal processes, systems and employees;

▪                  the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

▪                  internal and external events which may adversely impact our reputation;

▪                  changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate; and

▪                  the success of strategic decisions involving business expansion and integration of new business; and

▪                  various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section on ‘Risk factors’ in the Directors’ report in Westpac’s 2013 Interim Financial Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation, and does not intend, to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates as at for the period.

	$30 June 2013	31 March 2013	30 June 2012
USD	0.9270	1.0430	1.0176
GBP	0.6071	0.6859	0.6511
NZD	1.1864	1.2460	1.2763
EUR	0.7097	0.8134	0.8088